UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 16, 2012

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street
Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 293-2265

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.     Termination of a Material Definitive Agreement.

On August 16, 2012, CoBiz Financial Inc. and its subsidiary CoBiz Bank (collectively the “Company”) executed a Lease Termination Agreement (the “Agreement”) with Za’hav, LLC to terminate a lease dated June 15, 2001 for the property located at 12775 West Bell Road, Surprise, AZ 85374 (the “Lease”).  Za’hav LLC is an entity controlled by Evan Makovsky, a Board Director of the Company.

The Lease was originally scheduled to expire on June 30, 2016.  The Agreement is effective on August 31, 2012 and the Company is responsible for all rent and taxes pursuant to the Lease through that date.  In consideration for the early termination of the Lease, the Company has agreed to pay an early termination fee of $337,000 to Za’hav LLC.

The Agreement is contingent upon Za’hav LLC entering into a new lease agreement with an unrelated, third party prior to the Agreement effective date of August 31, 2012.  In the event that a new lease is not executed, the Agreement will be voided and the Lease shall remain in full force and effect through its original expiration date.

The decision to enter into this Agreement was based on management’s previously announced closure of the bank branch operated at this location.  The Company will realize a cost savings by paying the early termination fee and eliminating the future rent and tax payments under the Lease.

Item 9.01.     Financial Statements and Exhibits

(d) Exhibits

10.1              Lease Termination Agreement dated August 16, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)

/s/ Lyne Andrich
Lyne Andrich
Executive Vice President and Chief Financial Officer
Date: August 22, 2012